Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-124721) pertaining to the BlueLinx Holdings Inc. Equity Incentive Plan;
(2)	Registration Statement (Form S-8 No. 333-128091) pertaining to the BlueLinx Corporation Hourly Savings Plan and the BlueLinx Corporation Salaried Savings Plan; and
(3)	Registration Statement (Form S-8 No. 333-134612) pertaining to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan;
of our reports dated February 26, 2008, with respect to the consolidated financial statements of BlueLinx Holdings Inc. and the effectiveness of internal control over financial reporting of BlueLinx Holdings Inc., included in this Annual Report (Form 10-K) for the year ended December 29, 2007.
/s/ Ernst & Young
Atlanta, Georgia
February 26, 2008